EXECUTIVE EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 5th day of June, 2000 to be effective as of June 12, 2000, by and between Mizar Energy Company, a Colorado corporation (the "Company") and Edward Saludes (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as Chief Executive Officer and President of the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

         1. Employment, Duties and Acceptance.
         -------------------------------------


         1.1 The Company shall employ the Executive, for the Employment Period, as defined in Section 2.1, as an executive to perform such executive and managerial duties as are associated with his position as President and Chief Executive Officer of the Company, and such duties that may, from time to time, be assigned to the Executive by the Company's Board of Directors, subject to the general direction and control of the Board of Directors of the Company. Accordingly, and not by way of limitation, the Executive will be responsible for the core operations of the Company, which shall include (i) increasing the Company's revenue stream in the Company's core businesses, (ii) growing the Company's sales and distribution channels, (iii) building marketing and brand awareness for the Company's products, and (iv) performing all functions of a Chief Executive Officer. The Executive acknowledges that he will not be officially appointed to the position as President, Chief Executive Officer and director of the Company until August 14, 2000, after Board approval of such appointment.

         1.2 The Executive hereby agrees to contribute his best skills and services at all times to the Company. The Executive agrees to diligently and competently perform the duties and responsibilities assigned to him by the Board of Directors of the Company. The Executive agrees to devote his full-working time and efforts (except for absences due to illness and appropriate vacations) to the business and affairs of the Company. The Executive represents and warrants that he has no arrangements, contracts, obligations or other agreements, legal or otherwise (collectively, the "Contracts"), inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company.

         1.3 The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including those relating to the protection of confidential information and assignment of inventions and the non-competition. The Executive 1 hereby agrees to abide by all reasonable rules and regulations established by the Board of Directors of the Company.

         1.4 The Executive represents and warrants that (i) that the performance of the services called for by this Agreement does not and will not violate any applicable Contracts or proprietary or other rights of any third party or any applicable laws, rules or regulations and (ii) that he has not entered into and will not enter into any agreement (whether oral or written) in conflict with this Agreement.

         2. Term and Compensation.
         -------------------------


         2.1 The Company hereby employs the Executive and the Executive agrees to be employed for a continuous and ongoing period of two (2) years from the effective date of this Agreement (the "Employment Period"), subject to prior termination under Section 3 hereof.

         2.2 As compensation for his services hereunder, the Executive shall be entitled to a salary of One Hundred Thirty Five Thousand Dollars ($135,000) per year, payable in bimonthly installments ("Annual Salary") or in accordance with the compensation procedures established by the Company for all other employees.

         2.3 Upon the effective date of this Agreement, the Executive shall receive 50,000 shares of the Company's common stock (the "Signing Bonus Shares") and these shares shall have "piggy- back" registration rights that are equal to the Rule 506 shareholders. The Executive will forfeit his right to the Signing Bonus Shares, if he is terminated for Cause as defined under Section 3.2 of this Agreement. The Signing Bonus Shares will have "piggy-back" registration rights for a period of two years after the effective date of this Agreement.

         2.4 Upon the effective date of this Agreement, the Executive will receive options to purchase up to 150,000 shares of the Company's common stock at an exercise price of $1.50 per share ("the Signing Bonus Options") and the Signing Bonus Option Agreement is attached hereto as Exhibit 2.4 and incorporated herein by this reference (the "Option Agreement"). The Signing Bonus Options will be exercisable for a period of five (5) years from the date of the grant. The Signing Bonus Options will vest at the rate of 12,500 options per month (1/12 of the Signing Bonus Options per month). Even after the Signing Bonus Options have vested, they are still subject to forfeiture if the Executive is terminated for Cause as defined in Section 3.2 of this Agreement. The Signing Bonus Options will have "piggy-back" registration rights for a period of two years after the effective date of this Agreement.

         2.5 After the Executive completes his first year of employment, the Executive will be entitled to receive options (the "Performance Based Options") to purchase 500,000 shares of the Company's common stock, based on certain performance criteria. Within ninety (90) days after the effective date of this Agreement, the Company and the Executive shall mutually agree upon the performance goals to be reached in order to receive these performance based options. The Company agrees that it will use its best efforts to register the shares of common stock underlying the Executive's Performance Based Options; however, there is no guarantee that the Company will effect such registration.

         2.6 During his first and second year of employment, the Executive may be entitled to receive a cash bonus, which will be payable upon a semi-annual basis. The amount of the cash bonus will be based upon the attainment of certain performance goals. The maximum bonus payments on an annual basis shall be equal to $100,000, though there is no guarantee by the Company that such cash bonuses will be paid. Within ninety (90) days after the effective date of this Agreement, the Company and the Executive shall mutually agree on the performance goals to be reached in order to receive any additional cash bonuses.

         2.7 If the Company and the Executive do not mutually agree on the terms of the performance based options described in Section 2.5 and the performance based bonuses described in Section 2.6 within ninety (90) days after the effective date of this Agreement, the Company shall not have any liability to the Executive

         2.8 The Company shall provide the Executive with hospital, health and disability insurance to the extent offered by the Company and in amounts consistent with the Company's policy, for all key management employees, as reasonably determined by the Board and as allowed by the Company's carrier under its current and subsequent health care plans. The Executive shall also be entitled to take two weeks of vacation time per year in his first year and four weeks in his second year. The timing of paid vacation shall be scheduled in a reasonable manner agreed to by the Executive and the Company.

         2.9 All compensation payable to the Company hereunder in stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll and any other amounts required by law to be withheld.

         2.10 Throughout the Employment Period, the Company agrees to seek to cause the Executive to be elected to the Company's Board of Directors. Upon termination of the Executive's employment with the Company for any reason, the Executive shall be deemed to have automatically resigned from any position he may then hold on the Board. Such resignation shall be deemed to be effective immediately without the requirement that a written resignation be delivered.

         3. Termination of Employment. The Executive's employment may be terminated without any breach of this Agreement only under the following circumstances:

         3.1 The Executive's employment shall terminate upon his death. The Company shall pay the Executive's estate the portion of his Annual Salary that is due as of the Termination Date and any accrued cash bonuses, on a pro-rata basis, through the Termination Date. Any Signing Bonus Options and Performance Based Options that have vested shall be transferable to the Executive's estate. Any Signing Bonus Options and Performance Based Options that have not vested shall be deemed to be forfeited.

         3.2 The Executive's employment with the Company shall be deemed to have been terminated for "Cause" if such employment is terminated following: (a) any intentional misconduct, fraud or bad faith on the part of the Executive in the performance of his duties as an employee of the Company, including any breaches of the Confidentiality Agreement or the Non-Competition Agreement; (b) the conviction of the Executive of, or the entry by the Executive of a plea of guilty or no contest to, any felony; (c) the breach by the Executive of any material provision in any other agreements between the Executive and the Company, if such breach or failure is not fully cured by the Executive within ten (10) days after he receives written notice of such breach; and (d) the continued failure of the Executive to perform any reasonable duties assigned to him by the Company that are commensurate with his position as a senior executive with the Company, if such breach or failure is not fully cured by the Executive within thirty (30) days after he receives written notice of such failure. The Executive will be entitled to receive the portion of his Annual Salary that is due as of the Termination Date and the Company shall have no further obligation to the Executive. Upon such termination, the Executive's Signing Bonus Shares, Signing Bonus Options, any Performance Based Options and any accrued but unpaid bonuses shall be forfeited.

         3.3 The Company may terminate the Executive without cause by giving the Executive thirty (30) days prior written notice of his termination. If the Company terminates the Executive's employment without Cause, the Executive shall be entitled to a severance payment equal to the Annual Salary payments that are due and owing under this Agreement. The Company shall make these Annual Salary payments on a bi-monthly basis for the remaining term of the Agreement. The Company shall also pay the Executive any accrued but unpaid cash bonuses that are due and owing (on a pro rata basis) as of the Termination Date. The Executive shall also be entitled to keep any Signing Bonus Options and Performance Based Options that have vested. The Executive shall forfeit his rights to any Signing Bonus Options and Performance Based Options that have not vested.

         3.4 The Company may terminate the Executive's employment because of Disability by giving the Executive fifteen (15) days written notice of such termination. For this purpose, "Disability" shall mean the inability of the Executive to substantially perform his duties under this Agreement because of physical illness or incapacity for a period of thirty (30) days. If the Executive is Disabled, the Executive shall be entitled to receive disability payments pursuant to a disability insurance policy that the Company has purchased for the Executive. Within thirty (30) days after signing this Agreement, the Company intends to purchase a disability policy that will provide the Executive with disability payments equal to approximately seventy (70%) of the Executive's Annual Salary (as defined in Section 2.2 of this Agreement); however, there is no assurance that the Company will be able to procure such a policy. The Executive agrees that the Company shall have no liability to the Executive if it cannot obtain such a policy and provide the benefits described in this Section 3.4. The Company shall also pay the Executive any accrued but unpaid cash bonuses (on a pro-rata basis) that are due and owing on the Termination Date. The Executive shall be entitled to keep any Signing Bonus Options and Performance Based Options that have vested. The

Executive shall forfeit his rights to any Signing Bonus Options and Performance Based Options that have not vested.

         3.5 Any termination of the Executive's employment by the Company hereto shall be communicated to the other party by a written Notice of Termination. Any Notice of Termination given by a party shall specify the particular termination provision of this Agreement relied upon by such party and shall set forth in reasonable detail the facts and circumstances relied upon as providing a basis for the termination under the provisions so specified.

         3.6 Termination Date shall mean (1) if the Executive's employment is terminated by his death, the date of his death; (2) if the Employee's employment is terminated for Cause pursuant to Section 3.2, or without Cause under Section 3.3, the date specified in the Notice of Termination; or (3) if the Executive's employment is terminated by illness under Section 3.4, the date specified in the Notice of Termination.

         4. Governing Law and Service of Process.
         ----------------------------------------

         4.1 This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the federal or state courts of the State of Florida located in Broward County, Florida. The parties to this Agreement agree that any and all causes of action or claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Florida for the purpose of resolving any and all disputes relating to this Agreement.

         4.2 The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment or permanent or temporary injunction entered by any court in respect hereof brought in Broward County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida has been brought in an inconvenient forum. This provision shall not prevent the Company from seeking to enforce this Agreement in any court of competent jurisdiction. The Executive agrees that service of process may be effected by certified mail of by any other means permitted by law, and the Executive waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court and any claim or defense of inconvenient forum.

         5. Noncompetition, Confidentiality and Proprietary Rights.
         ----------------------------------------------------------

         5.1 For purposes of this Section 5 of this Agreement and any related sections of this Agreement, the term "Company" shall mean the Company, its present and future subsidiaries and affiliated parties. The Executive acknowledges and agrees that all covenants and agreements contained in Section 5 of this Agreement shall survive the termination or expiration of this Agreement.

         5.2 In order to assure that the Company will realize the benefits of this Agreement, the the Executive agrees that he will not:

                  (a) during the Employment Period and for a period of two (2) years after the termination or expiration of this Agreement, engage in, represent in any way, or be connected with any business (such business being referred to as a "Competing Business") competing with the business of the Company or any of its subsidiaries or affiliates in any area of the world, whether such engagement shall be as an officer, director, owner, employee, consultant, agent, independent contractor, shareholder, partner, joint venturer or any other form of participation in any Competing Business. The Executive agrees that the geographic area covered by this covenant not to compete is the world and it shall be construed broadly to prevent competition in any country, nation, kingdom, province, municipality or any other form of governmental organization whatsoever in the world during the two-year non-competition period described herein. "Competing Business" shall mean any business that is similar to the business conducted by the Company and its subsidiaries or affiliates as of the present date or at any time in the future. As of the present date, the Company's business consists of being an Internet portal for home based businesses. At the present time, the Company may consider investing in two companies: (1) Song1, Inc., a company which provides music lyrics and other music related information through the utilization of the Internet and (2) Alpha 2001, Inc., a company which is the owner of certain patents which have two distinct usages, i.e., real time debiting of pre-paid telephone calling cards and other utilizations.

                  (b) during the Employment Period and for a period of two (2) years after the termination or expiration of this Agreement, directly or indirectly (i) induce any person which is a customer of the Company to patronize any business directly or indirectly engaged in any Competing Business; (ii) canvass, solicit or accept from any person or entity which is a customer of the Company; or (iii) request or advise any person or entity which is a customer or supplier of the Company to withdraw, curtail or cancel any such customer's or supplier's business with the Company;

                  (c) during the Employment Period and for a period of two (2) years after the termination or expiration of this Agreement, directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ any person who was employed by the Company at or within the six month period immediately preceding the date of such employment or in any manner seek to induce any such person to leave his employment;

                  (d) at any time following the execution of this Agreement, directly or indirectly, in any way utilize, disclose, copy, reproduce or retain in his possession the Company's Confidential Information (as defined herein).

         5.3 The Executive understands that the restrictions contained in
Section 5 of this Agreement may limit his ability to earn a livelihood in a business similar to the Business of the Company and its affiliated entities, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company as provided hereunder, to justify clearly such restrictions. The Company and Executive agree that the restrictions contained in this Section 5 are reasonable in scope and duration and are necessary to protect Company after the execution of this Agreement.

         5.4 Executive agrees that any and all intellectual property and proprietary information ("Confidential Information"), including, but no limited to, information about the Company, employees, clients, consultants, business associates, products, intellectual capital, marketing activities, strategic plans, forecasts, trade secrets and any similar items not generally known outside of the Company and related entities, from whatever source produced or derived, including from the Company and third party sources, shall be kept confidential and belong to the Company and unless authorized to do so will not disclose the Confidential Information to anyone not authorized to receive the Confidential Information. Upon request or upon termination, Executive shall immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company, including, but not limited to, any material which relates to the Confidential Information.

         5.5 Executive hereby agrees to transfer and assign to the Company any and all rights in the Confidential Information and any Inventions (as defined) that he may have as the author, inventor or producer of such Confidential Information and Inventions, and that information shall be deemed works for hire, including immediately transferring, upon the Company's request, any and all copies of material relating to the development of the Confidential Information and the Inventions including, but not limited to, sketches, drawings, notes, schematics, audiovisual, or electronically stored. In the event there is a dispute as to the nature or authorship of the Confidential Information or Inventions, the Company's decision as to the Confidential Information and Inventions shall be binding upon all parties. "Inventions" shall mean all improvements, discoveries, inventions, designs - documents, licenses and patents or other data devised, conceived, made, developed, obtained filed, perfected, acquired, or first reduced to practice, in whole or in part, during the term of this Agreement, which the Executive conceives or makes alone or with others, whether or not during regular working hours, and related in any way to the business, including development and research of the Company. The Executive agrees to cooperate fully with the Company on any and all enforcement actions regarding Confidential Information and Inventions; in the event that Executive is unable to assist in such enforcement actions, he hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on his behalf and stead to execute and file any such application, applications or other documents and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of letters patent, copyright or other analogous rights or protections thereon with the same legal force and effect as if executed by the Executive.

         5.6 The parties recognize that, because of the nature of the subject matter of this Agreement, it would be impracticable and extremely difficult to determine actual damages to the Company in the event of a breach of this Agreement by the Executive. The Executive agree and acknowledge that the breach of this Section 5 will cause irreparable damage to the Company and upon breach of any provision of this Section 5, the Company shall be entitled to injunctive relief, specific performance or any other equitable relief; provided, however, that, this shall in no way limit any other remedies which the Company may have including, without limitation, the right to seek monetary damages. The Executive agrees that the Company shall not be required to post a surety bond in connection for any actions hereunder.

         5.7 Each of the covenants and agreements contained in this Section 5 of the Agreement is an independent covenant and may be enforced independent of any other covenants hereunder and is enforceable regardless of any breach by the Company of the Company's covenants hereunder.

         6. General Provisions.
         ----------------------

         6.1 Entire Agreement. This Agreement and the Option Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and there are no agreements, understandings, restrictions, warranties or representations relating to said subject matter among the parties other than those herein provided for. This Agreement cannot be changed, modified, or terminated herein except by a written agreement signed by the authorized representatives of each party hereto. Any amendment of any of the provisions of this Agreement must be in writing and signed by a duly authorized representative of the party against whom enforcement of such waiver is sought.

         6.2 Severability. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision. If any provision of Section 5 is adjudged by a court to be invalid or unenforceable, the same will in no way effect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced

         6.3 Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed as a whole, accordingly to its fair meaning, and not in favor of or against any party. By way of example and not limitation, this Agreement shall not be construed against the party responsible for any language in this Agreement.

         6.4 Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim arising out of this Agreement or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable to have any effect except in the specific instance in which it is given.

         6.5 Notices. Any communications or notices required or desired hereunder shall be written and shall be provided by (a) hand delivery, or (b) recognized national overnight delivery service to the parties hereto at the following addresses, or such other address as either party may designate in writing from time to time. Such notice shall be effective on the date delivered. Addresses for notice are:


                  If to the
                  Company:                  Mizar Energy Company
                                            2400 E. Commercial Blvd., Suite 221
                                            Ft. Lauderdale, FL 33308

                  If to the
                  Executive

         6.6 Assignment. This Agreement and all obligations hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. This Agreement will be binding upon the Executive and the Executive's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of the Company and its respective successors and assigns.

         6.7 Exhibits. All exhibits or schedules annexed hereto and the documents and instrument referred to herein and attached hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

         6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any facsimile copy of a manually executed original shall be deemed an original. Any facsimile copy of a manually executed original shall be deemed a manually executed original.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement on the 5th day of June, 2000, to be effective as of June 12, 2000.

                         COMPANY:

                         MIZAR ENERGY COMPANY


                         By: /s/  Gary Verdier
                            --------------------------------------------------
                            Gary Verdier, Chief Executive Officer and President


                         EXECUTIVE:


                         /s/ EDWARD SALUDES
                         ---------------------------
                         EDWARD SALUDES